                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-59704
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 4, 2001)

                                 [EL PASO LOGO]

                                  $500,000,000

                              EL PASO CORPORATION
                       7.0% SENIOR NOTES DUE MAY 15, 2011
                               ------------------

     The notes will bear interest at a rate of 7.0% per year. Interest on the notes is payable on May 15 and November 15 of each year, beginning on November 15, 2001. The notes will mature on May 15, 2011. We may redeem some or all of the notes at any time. The redemption price is discussed under the caption "Description of the Notes -- Redemption."

     The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

                               ------------------

     INVESTING IN THE NOTES INVOLVES RISK. SEE "RISK FACTORS" ON PAGE S-7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                             PER SENIOR NOTE           TOTAL
                                                             ---------------        ------------
Public Offering Price                                            99.822%            $499,110,000
Underwriting Discount                                             0.650%            $  3,250,000
Proceeds to El Paso (before expenses)                            99.172%            $495,860,000

     Interest on the notes will accrue from May 14, 2001 to the date of delivery.

                               ------------------

     The underwriters expect to deliver the notes to purchasers on or about May 14, 2001.

                               ------------------

SALOMON SMITH BARNEY
                     BNP PARIBAS
                                         BNY CAPITAL MARKETS, INC.
                                                        TD SECURITIES
May 9, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.
                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-1
Risk Factors................................................   S-7
Capitalization..............................................   S-8
Use of Proceeds.............................................   S-9
Description of the Notes....................................   S-9
Material United States Federal Tax Consequences for
  Non-United States Holders.................................  S-12
Underwriting................................................  S-15
Legal Matters...............................................  S-16
Experts.....................................................  S-16

                            PROSPECTUS
About this Prospectus.......................................     i
Cautionary Statement Regarding Forward-Looking Statements...     1
Where You Can Find More Information.........................     2
El Paso Corporation.........................................     4
The Trusts..................................................     6
Use of Proceeds.............................................     7
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred and Preference Stock
  Dividend Requirements.....................................     7
Description of the Debt Securities..........................     8
Description of Capital Stock................................    18
Description of the Trust Preferred Securities...............    22
Description of the Trust Preferred Securities Guarantees....    23
Relationship Among the Trust Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........    27
Plan of Distribution........................................    29
Legal Matters...............................................    30
Experts.....................................................    30

                                    SUMMARY

     This summary highlights information appearing in other sections of this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should read the prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated herein by reference. For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," or "El Paso," we are describing El Paso Corporation and its subsidiaries.

                                  OUR BUSINESS

     We are a global energy company with operations that span the wholesale energy value chain, from energy production and extraction to power generation.

     Our principal operations include:

     - transportation, gathering, processing, and storage of natural gas;

     - marketing of energy and energy-related commodities and products;

     - generation of power;

     - refining of petroleum;

     - production of chemicals;

     - development and operation of energy infrastructure facilities;

     - exploration and production of natural gas and oil; and

     - mining of coal.

     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the Gulf Coast, California, the Northeast, the Midwest, and the Southeast. These operations represent one of the largest, and only, integrated coast-to-coast mainline natural gas transmission system in the U.S. Our U.S. pipeline systems also own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to our customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

     Our Merchant Energy segment is involved in a broad range of activities in the energy marketplace including asset ownership, trading and risk management and financial services. We are one of North America's largest wholesale energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal, and other energy commodities in the U.S. and internationally. We are also a significant non-utility owner of electric generating capacity with 84 facilities in 20 countries. Our four refineries have the capacity to process 538,000 barrels of crude oil per day and produce a variety of gasolines and other products. We also produce agricultural and industrial chemicals and petrochemicals at seven facilities in the U.S. and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia, and West Virginia. Most recently, we have announced our expansion into the liquefied natural gas business, capitalizing upon the U.S. and worldwide demand for natural gas. The financial services businesses of Merchant Energy invest in emerging businesses to facilitate growth in the U.S. and Canadian energy markets. As a global energy merchant, we evaluate and measure risks inherent in the markets we serve, and use sophisticated systems and integrated risk management techniques to manage those risks.

     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of natural gas gathering and natural gas liquids pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. Our primary vehicle for growth and development of midstream energy assets is El Paso Energy Partners, L.P., a publicly traded master limited partnership of which our subsidiary is the general partner. Through Energy Partners, we provide natural gas and oil gathering and transportation, storage, and other related services, principally in the Gulf of Mexico.

     Our Production segment leases approximately 5 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey. During 2000, daily equivalent natural gas production exceeded 1.6 billion cubic feet per day, and our reserves at December 31, 2000, were approximately 6.4 trillion cubic feet of natural gas equivalents.

     In addition to our energy activities, we have announced a telecommunications strategy that will leverage our knowledge of the commodity and capital markets into the emerging telecommunications market. Our strategy involves:

     - accessing fiber deep within metropolitan markets to aggregate supply in major U.S. cities;

     - utilizing fiber rings and key points of interconnection of major carriers and service providers to allow for liquidity to develop in major markets; and

     - assembling a high capacity thin fiber national long-haul backbone.

     We will overlay against this asset base a merchant-based operating support system and valuation models that will allow us to apply the merchant skills developed in our core commodity business to the rapidly changing telecommunications markets.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                              RECENT DEVELOPMENTS

FIRST QUARTER RESULTS

     For the first quarter ended March 31, 2001, we had a net loss of $400 million versus net income of $428 million for the quarter ended March 31, 2000. The 2001 loss was a result of merger-related costs and asset impairment charges totaling $1,161 million, or $890 million after taxes, related to our merger with Coastal. In addition, we recorded net extraordinary losses totaling $10 million aftertax as a result of Federal Trade Commission (FTC) ordered sales of our Gulfstream project and, our investments in the Empire pipeline and Stingray pipeline systems. During the first quarter of 2000, merger-related charges were $4 million, or $3 million aftertax, and we recorded aftertax gains on FTC ordered sales of our East Tennessee and Sea Robin Pipeline systems totaling $89 million. Net income, excluding the aftertax effects of merger-related charges and extraordinary items, was $500 million in 2001, versus an adjusted $342 million, or 46 percent higher in 2001 versus 2000.

     Earnings before interest and taxes, or EBIT, was a loss of $68 million in 2001 versus earnings of $765 million in 2000. Excluding merger-related charges, comparative EBIT was $1,093 million in 2001 versus $769 million in 2000, or an increase of 42 percent. EBIT from the non-regulated segment of our business, which includes our Merchant Energy, Production and Field Services segments, totaled 63 percent of all operating segments, with our pipeline segment contributing 37 percent of the total.

                                  THE OFFERING

Issuer.....................  El Paso Corporation

Securities Offered.........  $500,000,000 aggregate principal amount of 7.0%
                             senior notes due May 15, 2011.

Maturity Date..............  May 15, 2011.

Interest Payment Dates.....  May 15 and November 15 of each year, beginning
                             November 15, 2001.

Optional Redemption........  We may redeem all or any portion of the notes at any time at our option at a redemption price equal to the "Make-Whole Price." The Make-Whole Price is the greater of (1) 100% of the principal amount of the notes being redeemed or (2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest to the redemption date. Please read "Redemption" in the section "Description of the Notes."

                             "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 0.25%.

                             "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (1) has a maturity comparable to the remaining term of the notes to be redeemed and (2) that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the notes to be redeemed.

                             "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations,
                             (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

                             "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with El Paso.

                             "Reference Treasury Dealer" means (A) each of Salomon Smith Barney Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., and TD Securities
                             (USA) Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

                             "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m.(New York City time) on the third Business Day preceding such redemption date.

Sinking Fund...............  None.

Ranking....................  The notes rank equally with any other senior unsecured indebtedness of El Paso that is not specifically subordinated to the notes.

Covenants..................  The indenture governing the notes contains covenants, including, but not limited to, covenants limiting (1) the creation of liens securing indebtedness, and (2) sale and leaseback transactions. Please read "Covenants" under the heading "Description of the Debt Securities" in the accompanying prospectus.

Use of Proceeds............  Repayment of short-term indebtedness and for general corporate purposes.

Risk Factors...............  You should read the "Risk Factors" section on page
                             S-7 of this prospectus supplement and the "Cautionary Statement Regarding Forward-Looking Statements" section on page 1 of the accompanying prospectus, as well as the other cautionary statements throughout this prospectus supplement and the accompanying prospectus, to ensure you understand the risks involved with an investment in the notes.

                       SUMMARY HISTORICAL FINANCIAL DATA

     We have derived the summary operating results data set forth below for each of the three years ended December 31, 2000 and the summary financial position data as of December 31, 2000 and 1999 from our audited historical consolidated financial statements. You should read the following information together with the historical financial statements of El Paso and related notes contained in our 2000 Annual Report on Form 10-K, which is incorporated herein by reference.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              -------   -------   ------
                                                               (IN MILLIONS, EXCEPT PER
                                                                COMMON SHARE AMOUNTS)
Operating Results Data:(1)
  Operating revenues(2)(3)..................................  $21,950   $10,709   $9,560
  Merger-related and asset impairment charges...............       91       557       15
  Ceiling test charges(4)...................................       --       352    1,035
  Income (loss) before extraordinary items and cumulative
     effect of accounting change............................      582      (242)    (306)
  Basic earnings (loss) per common share before
     extraordinary items and cumulative effect of accounting
     change.................................................     2.53     (1.06)   (1.35)
  Diluted earnings (loss) per common share before
     extraordinary items and cumulative effect of accounting
     change.................................................     2.44     (1.06)   (1.35)
  Cash dividends declared per common share..................     0.82      0.80     0.76
  Basic average common shares outstanding...................  230....       228      226
  Diluted average common shares outstanding.................      243       228      226

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                 (IN MILLIONS)
Financial Position Data:(1)
  Total assets(3)...........................................  $27,445    $16,667
  Long-term debt, less current maturities...................    5,606      5,223
  Non-current notes payable to unconsolidated affiliates....      343         --
  Company-obligated preferred securities of consolidated
     trusts.................................................      625        325
  Minority interest.........................................    2,331      1,368
  Stockholders' equity......................................    3,569      2,947

---------------

(1) Our operating results and financial position reflect the acquisition in August 1998 of DeepTech International, and in December 2000 of PG&E's Texas Midstream operations. These acquisitions were accounted for as purchases and therefore operating results are included in our results prospectively from the purchase date.
(2) We restated historical operating revenues due to the implementation in 2000 of Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, which provides guidance on the gross versus net presentation of revenues and expenses. These reclassifications impacted operating revenues and expenses, but had no impact on net income
     (loss) or earnings per share.
(3) The increase to our 2000 operating revenues and total assets reflects the significant growth in our Merchant Energy operations.
(4) Ceiling test charges are reductions in earnings that result when capitalized costs of natural gas and oil properties exceed the upper limit, or ceiling, on the value of these properties.

                        SUMMARY COMBINED FINANCIAL DATA

     On January 29, 2001, we completed our merger with Coastal. The information below presents the operating results data and financial position data from our audited combined financial statements for the year ended December 31, 2000. Our merger was accounted for as a pooling of interests. We filed on March 23, 2001 a Current Report on Form 8-K reflecting supplemental combined financial data which includes The Coastal Corporation operations for all periods presented. You should read the following information together with our historical financial statements and related notes contained in our 2000 Annual Report on Form 10-K, as well as with the supplemental combined financial data and related notes included in the Current Report on Form 8-K.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                               (IN MILLIONS, EXCEPT PER
                                                                 COMMON SHARE AMOUNTS)
Operating Results Data:(1)
  Operating revenues(2)(3)..................................  $49,268   $27,332   $23,773
  Merger-related costs and asset impairment charges.........      125       557        15
  Ceiling test charges(4)...................................       --       352     1,035
  Income from continuing operations.........................    1,236       257       176
  Income from continuing operations available to common
     stockholders...........................................    1,236       257       170
  Basic earnings per common share from continuing
     operations.............................................     2.50      0.52      0.35
  Diluted earnings per common share from continuing
     operations.............................................     2.43      0.52      0.34
  Cash dividends declared per common share(5)...............     0.82      0.80      0.76
  Basic average common shares outstanding...................      494       490       487
  Diluted average common shares outstanding.................      513       497       495

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                 (IN MILLIONS)
Financial Position Data:(1)
  Total assets(3)...........................................  $46,014    $31,790
  Long-term debt, less current maturities...................   10,902     10,021
  Non-current notes payable to unconsolidated affiliates....      343         --
  Company-obligated preferred securities of consolidated
     trusts.................................................      925        625
  Minority interest.........................................    2,782      1,819
  Stockholders' equity......................................    8,119      6,884

---------------

(1) Our operating results and financial position reflect the acquisitions in August 1998 of DeepTech International, and in December 2000 of PG&E's Texas Midstream operations. These acquisitions were accounted for as purchases and therefore operating results are included in our results prospectively from the purchase date.

(2) We restated historical operating revenues due to the implementation in 2000 of Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, which provides guidance on the gross versus net presentation of revenues and expenses and to adjust Coastal's presentation of its petroleum trading activities to our manner of presentation. These reclassifications impacted operating revenues and expenses, but had no impact on net income or earnings per share.

(3) Reflects the consolidation of the U.S. operations of Coastal Merchant Energy in September 2000 as well as the significant growth in our Merchant Energy operations in 2000.

(4) Ceiling test charges are reductions in earnings that result when capitalized costs of natural gas and oil properties exceed the upper limit, or ceiling, on the value of these properties.

(5) We have assumed that cash dividends declared per share of common stock are the same as the historical dividends declared by El Paso during the periods presented.

                                  RISK FACTORS

     Before you invest in the notes, you should read the risks, uncertainties and factors which may adversely affect us that are discussed under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K, filed March 23, 2001, which is incorporated by reference in this prospectus supplement, as well as the following additional risk factor related to this offering.

WE ARE A HOLDING COMPANY THAT DEPENDS ON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS.

     As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investment in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on these notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     The indenture governing the notes, subject to certain restrictions, permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, which would in effect be senior to the notes. The indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions on repurchase of the notes and on the ability of those subsidiaries to make distributions, loans, other payments or asset transfers to us. The total long-term indebtedness of our subsidiaries as of December 31, 2000, was approximately $3.4 billion and was approximately $8.8 billion on a pro forma combined basis giving effect to our merger with Coastal.

                                 CAPITALIZATION

     The following table sets forth our historical capitalization at December 31, 2000, our combined capitalization giving effect to our merger with Coastal, and our combined capitalization as adjusted to reflect this offering of notes and our application of the estimated proceeds we receive. You should read this table in conjunction with our consolidated financial statements and related notes contained in our 2000 Annual Report on Form 10-K and our supplemental combined financial statements and related notes contained in our Current Report on Form 8-K dated March 23, 2001, each of which is incorporated herein by reference.

                                                                          DECEMBER 31, 2000
                                                              -----------------------------------------
                                                                           (IN MILLIONS)
                                                                            (UNAUDITED)
                                                                            EL PASO AND
                                                               EL PASO        COASTAL           AS
                                                              HISTORICAL   COMBINED(1)(2)   ADJUSTED(3)
                                                              ----------   --------------   -----------
Short-term debt:
  Short-term debt...........................................   $ 1,426        $ 2,224         $ 1,728
  Current maturities of long-term debt......................     1,032          1,179           1,179
                                                               -------        -------         -------
    Total short-term debt...................................     2,458          3,403           2,907
                                                               -------        -------         -------
Long-term debt, less current maturities:....................     5,949         11,245          11,745
                                                               -------        -------         -------
Company-obligated preferred securities of Consolidated
  Trusts....................................................       625            925             925
                                                               -------        -------         -------
Minority interests..........................................     2,331          2,782           2,782
                                                               -------        -------         -------
Stockholders' equity:
  Common stock, par value $3.00 per share; 750,000,000
    shares authorized; 243,318,833 shares issued(4).........       730          1,541           1,541
  Additional paid-in capital................................     1,619          1,925           1,925
  Retained earnings.........................................     1,670          5,235           5,235
  Other.....................................................      (450)          (582)           (582)
                                                               -------        -------         -------
         Total stockholders' equity.........................     3,569          8,119           8,119
                                                               -------        -------         -------
         Total capitalization...............................   $14,932        $26,474         $26,478
                                                               =======        =======         =======

---------------

(1) Gives effect to our merger with Coastal (accounted for as a pooling of interests) as if it occurred on December 31, 2000.

(2) Since December 31, 2000, the following events have occurred to impact the total capitalization presented above:

     In February 2001, one of our wholly owned subsidiaries, Southern Natural Gas Company, issued $300 million of long-term debt. Southern used approximately $100 million to repay long-term debt, and the remainder was used for general corporate purposes.

     In February 2001, we issued $1,766,500,000 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due February 28, 2021. We used the proceeds from that offering, approximately $784 million, to repay short term borrowings and for general corporate purposes.

     In March 2001, we issued E550 million (approximately $510 million) of euro notes at 5.75% due 2006. Proceeds of approximately $505 million, net of issuance costs, were used to repay short-term debt and for general corporate purposes. To reduce our exposure to foreign currency risk, we entered into a swap transaction exchanging the euro note for a $510 million U.S. dollar denominated obligation with a fixed interest rate of 6.61% for the five year term of the note.

     In the first quarter of 2001, we adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, Accounting for Derivate Instruments and Hedging Activities (SFAS No. 133). Based on commodity prices, interest rates, and foreign currency exchange rates existing at December 31, 2000, we will reflect the impact of our adoption of SFAS No. 133 as of January 1, 2001, by recording a cumulative effect transition adjustment as a charge to other comprehensive income of $1,280 million, net of income taxes. This charge to other comprehensive income represents the fair value of our derivative instruments designated as cash flow hedges. The majority of the initial charge relates to the hedging of the forecasted sales of natural gas we expect to produce through the end of 2001.

(3) Adjusted to reflect the application of the estimated proceeds from the issuance of approximately $496 million of the notes in this offering.

(4) Upon completion of our merger with Coastal, we had 513,815,775 shares issued as of December 31, 2000.

                                USE OF PROCEEDS

     We will use the proceeds from the sale of the $500,000,000 of notes issued in this offering to repay outstanding commercial paper and other short-term indebtedness (the outstanding balance of which was approximately $1,078 million as of March 31, 2001 having a weighted average annual interest rate at that date of 6.21%) and for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term interest-bearing investments.

                            DESCRIPTION OF THE NOTES

     The notes are to be issued under an indenture between El Paso and The Chase Manhattan Bank, as trustee, dated as of May 10, 1999, as amended, copies of which may be obtained from the trustee at its corporate trust office in New York, New York. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the indenture. This summary of the terms of the notes and the indenture is not complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of some of the terms in the indenture, and the Trust Indenture Act. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.

GENERAL

     The notes will be unsecured and will rank senior in right of payment to all subordinated debt of El Paso. The notes will be limited to an aggregate principal amount of $500,000,000. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of El Paso, whether under the indenture or any existing or other indenture that El Paso may enter into in the future or otherwise.

     The notes are not subject to any sinking fund provision. The entire principal amount of the notes will mature, and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2011.

     We may redeem the notes as described below, and we may purchase notes in the open market, by tender or otherwise.

INTEREST

     The notes will bear interest at the annual rate of 7.0% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2001 (each, an "interest payment date"), to the person in whose name each note is registered at the close of business on the first day (whether or not a business day) of the month of such interest payment date (the "regular record date"), subject to certain exceptions. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such interest payment date.

REDEMPTION

     The notes are redeemable, in whole or in part, at our option at any time at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption. The notes do not provide for any sinking fund.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 0.25%.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (1) has a maturity comparable to the remaining term of the notes to be redeemed and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with El Paso.

     "Reference Treasury Dealer" means (A) each of Salomon Smith Barney Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc. and TD Securities (USA) Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m.(New York City time) on the third Business Day preceding such redemption date.

     El Paso may purchase notes in the open market, by tender or otherwise. Notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, El Paso will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase. The notes may be defeased in the manner provided in the indenture.

ADDITIONAL NOTES

     We may, without the consent of the holders of the notes, create and issue additional notes of any series ranking equally with these notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with these notes and shall have the same terms as to status, redemption or otherwise as these notes. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

BOOK-ENTRY SYSTEM

     The notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of the nominee of DTC. Except as described below, a global note may not be transferred except as a whole by

DTC to another nominee of DTC or to a successor of DTC or a nominee of such successor. Transfers of a global note will be effected only through records maintained by DTC and its participants. Beneficial interests in global notes will be exchanged for notes in definitive form only under limited circumstances described herein.

     When we issue a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by the agent through which a note was sold, or by us if such note was sold directly by us. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global note. So long as DTC or its nominee is the registered owner thereof, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Ownership of beneficial interests in a global note by persons that hold interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

     We will make payments of principal of, and interest on, notes represented by a global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global note is exchangeable for definitive notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

        - DTC notifies us that it is unwilling or unable to continue as depositary for that global note or at any time DTC ceases to be registered under the Exchange Act;

        - we determine in our discretion that the global note will be exchangeable for definitive notes in registered form; or

        - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the notes.

     Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the global note, in denominations specified in the applicable pricing supplement, if other than $1,000 and integral multiples of $1,000. The definitive notes will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

     Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. No global note will be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global note or the indenture.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the notes or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the notes by a purchaser of the notes that is a "Non-United States Holder." This discussion is based upon the Internal Revenue Code of 1986, as amended, (Code) its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, you are a "Non-United States Holder" if you are a beneficial owner of notes and you are not a "United States person" for United States federal tax purposes. A "United States person" is:

     - a citizen or resident of the United States or any political subdivision thereof,

     - a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or of any state thereof including the District of Columbia,

     - an estate whose income is subject to United States federal income taxation regardless of its source, or

     - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or certain electing trusts that were in existence on August 19, 1996, and treated as a domestic trust on that date.

     This discussion only applies to you if you are a Non-United States Holder who holds the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, broker-dealers and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction," may be subject to special rules not discussed below. Prospective investors are urged to consult their own tax advisors regarding the particular United States federal tax consequences of holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

INTEREST

     Interest that we pay to you will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on that payment if you:

     - do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

     - are not a controlled foreign corporation with respect to which we are a related person, and

     - you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

     If you do not satisfy the three preceding requirements, your interest on a note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate).

     If you are engaged in trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. In order to establish an exemption from United States withholding tax, you must provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly executed IRS Form W-8ECI (or applicable substitute form). Under the regulations discussed below, you may also need to provide a United States taxpayer identification number (social security number or employer identification number) on that form in order to meet the requirements for that exemption. In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

GAIN ON DISPOSITION

     You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, or other disposition of a note unless:

     - the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States, or

     - if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

     If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes held by an individual who at the time of death is a Non-United States Holder generally will not be subject to United States federal estate tax as a result of such individual's death provided such individual did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, when required, report to you and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     Backup withholding tax is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under United States information reporting requirements. In the case of payments of interest to you, backup withholding tax and certain information reporting will not apply to such payments with respect to which either the certification described under "Interest" above has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that you are a United States person or that the conditions of any other exemption are not in fact satisfied.

     Payments to you of the proceeds from the sale of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting (but not backup withholding) may apply to such payments, unless the broker has documentary evidence in its records that you are not a United States person and certain other conditions are met or you otherwise establish an exemption.

     Payments to you of the proceeds from the sale of a note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless you certify under penalties of perjury as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The United States Treasury Department has issued new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in certain circumstances to claim a reduction in U.S. federal withholding tax and new rules are provided for foreign persons that hold debt instruments through a foreign intermediary. The new regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor with respect to the impact, if any, of the new regulations.

APPLICABLE TAX TREATIES

     If you are a Non-United States Holder, you should consult with your own tax advisor as to any applicable income tax treaties which may provide for a lower rate of withholding tax, exemption from a reduction of branch profits tax, or other rules different from those rules under United States federal tax laws.

                                  UNDERWRITING

     Salomon Smith Barney Inc. is acting as representative of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Salomon Smith Barney Inc....................................    $320,000,000
BNP Paribas Securities Corp. ...............................      60,000,000
BNY Capital Markets, Inc. ..................................      60,000,000
TD Securities (USA) Inc. ...................................      60,000,000
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY EL PASO
                                                              ---------------
Per note....................................................      0.650%

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession for a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering, not including underwriting discounts and commissions, will be $150,000.

     The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Salomon Smith Barney is an affiliate of Citibank, N.A., which is, among other things, a lender to El Paso under its existing revolving credit facility. BNP Paribas Securities Corp., BNY Capital Markets, Inc. and TD Securities (USA) Inc. are also affiliates of other lenders to El Paso under its existing revolving credit facility. Citibank, N.A. and such other affiliates will receive their proportionate share of any repayment by El Paso of amounts outstanding under such facility from the proceeds of any offering of the notes.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the notes offered hereby and certain United States federal income taxation matters will be passed upon for El Paso by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Locke Liddell & Sapp LLP, Houston, Texas.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from the 2000 Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited supplemental combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K dated March 23, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K dated March 23, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company (formerly The Coastal Corporation) as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K dated March 23, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

PROSPECTUS

                                 $3,000,000,000

                              EL PASO CORPORATION
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

                            EL PASO CAPITAL TRUST II
                           EL PASO CAPITAL TRUST III

                           TRUST PREFERRED SECURITIES
                      (GUARANTEED BY EL PASO CORPORATION)

     El Paso Corporation may offer and sell in one or more offerings:

     - unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures and/or other unsecured evidences of indebtedness in one or more series;

     - shares of preferred stock, in one or more series, which may be convertible or exchangeable for common stock or debt securities; and

     - shares of common stock.

     El Paso Capital Trust II and El Paso Capital Trust III, each a wholly owned subsidiary of El Paso Corporation, may offer and sell in one or more offerings:

     - trust preferred securities representing undivided beneficial interests in the assets of each trust. As described in this document, we will provide a limited guarantee of the payment by each trust of distributions on the trust preferred securities and the payment upon liquidation and redemption.

     The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $3,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Our common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the symbol "EPG."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 4, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Cautionary Statement Regarding Forward-Looking Statements...    1
Where You Can Find More Information.........................    2
El Paso Corporation.........................................    4
The Trusts..................................................    6
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred and Preference Stock
  Dividend Requirements.....................................    7
Description of the Debt Securities..........................    8
Description of Capital Stock................................   18
Description of the Trust Preferred Securities...............   22
Description of the Trust Preferred Securities Guarantees....   23
Relationship among the Trust Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........   27
Plan of Distribution........................................   29
Legal Matters...............................................   30
Experts.....................................................   30

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus, references to "El Paso," "we," "us" and "our" mean El Paso Corporation, and references to an "El Paso Trust" or a "trust" mean El Paso Capital Trust II and El Paso Capital Trust III.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the stock of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that our telecommunications strategy may not be successful;

     - the risk that the former businesses of The Coastal Corporation may not be successfully integrated with our businesses;

     - the risk that we may not fully realize the benefits expected to result from our merger with The Coastal Corporation;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described in our Current Report on Form 8-K filed March 23, 2001 and our 2000 Annual Report on Form 10-K under the heading "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allows us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office      Chicago Regional Office
Room 1024                    Suite 100                     Citicorp Center
Judiciary Plaza              7 World Trade Center          Suite 1400
450 Fifth Street, N.W.       New York, New York 10048      500 West Madison Street
Washington, D.C. 20549                                     Chicago, Illinois
                                                           60661-2511

     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including El Paso, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2, 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, and March 29, 2001;

     - Proxy Statement for the Annual Meeting of Shareholders to be held on May 21, 2001, filed March 27, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A, dated April 5, 2001; and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

     We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                              EL PASO CORPORATION

BUSINESS

     We are a global energy company with operations that span the wholesale energy value chain, from energy production and extraction to power generation.

     Our principal operations include:

     - transportation, gathering, processing, and storage of natural gas;

     - marketing of energy and energy-related commodities and products;

     - generation of power;

     - refining of petroleum;

     - production of chemicals;

     - development and operation of energy infrastructure facilities;

     - exploration and production of natural gas and oil; and

     - mining of coal.

     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the Gulf Coast, California, the Northeast, the Midwest, and the Southeast. These operations represent one of the largest, and only, integrated coast-to-coast mainline natural gas transmission system in the U.S. Our U.S. pipeline systems also own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to our customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

     Our Merchant Energy segment is involved in a broad range of activities in the energy marketplace including asset ownership, trading and risk management and financial services. We are one of North America's largest wholesale energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal, and other energy commodities in the U.S. and internationally. We are also a significant non-utility owner of electric generating capacity with 84 facilities in 20 countries. Our four refineries have the capacity to process 538,000 barrels of crude oil per day and produce a variety of gasolines and other products. We also produce agricultural and industrial chemicals and petrochemicals at seven facilities in the U.S. and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia, and West Virginia. Most recently, we have announced our expansion into the liquefied natural gas business, capitalizing upon the U.S. and worldwide demand for natural gas. The financial services businesses of Merchant Energy invest in emerging businesses to facilitate growth in the U.S. and Canadian energy markets. As a global energy merchant, we evaluate and measure risks inherent in the markets we serve, and use sophisticated systems and integrated risk management techniques to manage those risks.

     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of natural gas gathering and natural gas liquids pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. Our primary vehicle for growth and development of midstream energy assets is El Paso Energy

Partners, L.P., a publicly traded master limited partnership of which our subsidiary is the general partner. Through Energy Partners, we provide natural gas and oil gathering and transportation, storage, and other related services, principally in the Gulf of Mexico.

     Our Production segment leases approximately 5 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey. During 2000, daily equivalent natural gas production exceeded 1.6 billion cubic feet per day, and our reserves at December 31, 2000, were approximately 6.4 trillion cubic feet of natural gas equivalents.

     In addition to our energy activities, we have announced a telecommunications strategy that will leverage our knowledge of the commodity and capital markets into the emerging telecommunications market. Our strategy involves:

     - accessing fiber deep within metropolitan markets to aggregate supply in major U.S. cities;

     - utilizing fiber rings and key points of interconnection of major carriers and service providers to allow for liquidity to develop in major markets; and

     - assembling a high capacity thin fiber national long-haul backbone.

     We will overlay against this asset base a merchant-based operating support system and valuation models that will allow us to apply the merchant skills developed in our core commodity business to the rapidly changing telecommunications markets.

     Our principal executive offices are located in the El Paso Building at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                                   THE TRUSTS

     Each of El Paso Capital Trust II and El Paso Capital Trust III is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which we have executed, as sponsor for each of the trusts. Officers of El Paso will be the administrative trustees, as defined below, for each of the trusts. Each declaration will be amended and restated before any trust preferred securities are sold by that trust. Each declaration will also be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Each trust exists for the exclusive purposes of:

     - issuing and selling the trust preferred securities and the trust common securities;

     - investing the gross proceeds from the sale of the trust preferred securities in subordinated debt securities issued by us; and

     - engaging in only those other activities necessary or incidental to these purposes.

     We will, directly or indirectly, in connection with an offering of trust preferred securities by an El Paso Trust purchase trust common securities in an aggregate liquidation amount equal to 3% of the total capital of the trust.

     Each trust's business and affairs will be conducted by its trustees. A majority of the trustees of each trust will be administrative trustees and will be persons who are employees or officers of or affiliated with us. One trustee of each trust will be a financial institution that will be unaffiliated with us and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, as described in the applicable prospectus supplement. In addition, unless the property trustees maintain a principal place of business in the State of Delaware, and otherwise meet the requirements of applicable law, one trustee of each trust, the Delaware trustee, will have its principal place of business or reside in the State of Delaware. The administrative trustees and the property trustees, together with the Delaware trustee, are referred to in this document as the "trustees." Each trust's business and affairs will be conducted by the administrative trustees appointed by us, as the direct or indirect holder of all the trust common securities. Except in limited circumstances, we, as the holder of the trust common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The declaration of each trust will govern the duties and obligations of the trustees. We will pay and guarantee all fees and expenses related to the trusts and the offering of trust securities.

     The office of the Delaware Trustee for each El Paso Trust in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each El Paso Trust will be c/o El Paso Corporation, El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 420-2600.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes unless we specify otherwise in an applicable prospectus supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments. The trusts will use all proceeds received from the sale of the trust preferred securities to purchase subordinated debt securities from us.

      RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK DIVIDENDS

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                        1996     1997     1998    1999    2000
                                                        -----    -----    ----    ----    -----
Ratio of Earnings to Fixed Charges and Ratio of
  Earnings to Combined Fixed Charges and Preferred and
  Preference Stock Dividend Requirements(1)...........  2.62x    2.53x    --(2)   --(2)   2.04x

---------------

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for each of the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $549 million in 1998 and $407 million in 1999.

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - minority interest in majority-owned subsidiaries;

     - interest expense, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest cost, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor;

     - the pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and

     - minority interest in majority-owned subsidiaries.

                       DESCRIPTION OF THE DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities and will be issued under one or more separate indentures between us and The Chase Manhattan Bank, as indenture trustee. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures."

     We have summarized selected provisions of the indentures below. The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because each one, and not this description, defines your rights as holders of the debt securities. A senior indenture and a subordinated indenture between us and The Chase Manhattan Bank, as trustee, have been filed as exhibits to the registration statement.

GENERAL

     The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt securities.

     If El Paso Capital Trust II or El Paso Capital Trust III issues trust preferred securities, we will also issue subordinated debt securities to the trust or a trustee of either trust. If the trusts are subsequently dissolved upon the occurrence of the events described in the prospectus supplement relating to the trust preferred securities, the trusts or trustees may distribute these subordinated debt securities ratably to the holders of trust preferred securities.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

     - the title and type of the debt securities;

     - the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

     - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - the form of the subordinated debt securities we will issue to the trusts or a trustee if the trusts issue trust preferred securities;

     - in the case of subordinated debt securities issued to the trusts or trustees, the right to extend payment periods and the duration of that extension;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

     - any changes to or additional events of defaults or covenants;

     - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

     - restrictions on the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

     - any other terms of the debt securities.

     None of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or bearer form of $5,000 each.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt securities. The subordinated indenture states that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our property, or

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.

CONSOLIDATION, MERGER OR SALE

     Each indenture generally permits a consolidation or merger between us and another corporation. They also permit us to sell all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. After that the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

MODIFICATION OF INDENTURES

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

EVENTS OF DEFAULT

     "Event of default" when used in an indenture, will mean any of the following:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - certain events in our bankruptcy, insolvency or reorganization; or

     - any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

  General

     Under the indentures, we will:

     - pay the principal of, and interest and any premium on, the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     The senior indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the senior indenture), without causing all of the senior debt securities outstanding under the senior indenture to be secured equally and ratably with, or prior to, the new debt so long the new debt is so secured. This restriction does not prohibit us from creating the following:

          (i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the senior indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the senior indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the senior indenture;

          (ii) any lien upon any property or assets created at the time of acquisition of such property or assets by or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

          (iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

          (iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

          (v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

          (vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

          (vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

          (viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

          (ix) any lien in favor of us or any of our restricted subsidiaries;

          (x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

          (xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

          (xii) permitted liens (as defined below);

          (xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

          (xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the senior indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or any person (other than the senior debt securities) that is not excepted by clauses (i) through
(xiv), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

     The senior indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

     Notwithstanding the foregoing, under the senior indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

  Subordinated Indenture Covenants

     If we issue subordinated debt securities to an El Paso Trust in connection with the issuance of trust securities by the El Paso Trust and

     - an event of default under the subordinated indenture has occurred,

     - we are in default of our payment obligations under the related trust guarantee or the guarantee of the trust common securities, or

     - we have elected to defer payments of interest on the subordinated debt securities by extending the interest payment period as provided in the subordinated indenture, and the interest payment period, or any extension of it, is continuing, then we will be subject to restrictions regarding the declaration or payment of dividends on, and the making of guarantee payments with respect to, any of our capital stock, and the making of any payment of interest, principal or premium, if any, on, or the repayment, repurchase or redemption of, any debt securities (including guarantees) issued by us which rank the same as or junior to the subordinated debt securities. These restrictions will be more fully described in the prospectus supplement applicable to the particular series of subordinated debt securities issued to a trust.

     In the event we issue subordinated debt securities to an El Paso Trust in connection with the El Paso Trust's issuance of trust securities, for so long as such trust securities remain outstanding, we will covenant in the declaration, the guarantees or the supplemental indenture to the subordinated indenture with respect to such El Paso Trust:

     - to directly or indirectly maintain 100% ownership of the common securities of the El Paso Trust; however, any permitted successor to us under the subordinated indenture may succeed to our ownership of the trust common securities and

     - not to voluntarily terminate, wind-up or liquidate the El Paso Trust, except in connection with

          (i) the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust,

          (ii) the redemption of all of the trust securities of the trust, or

          (iii) certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust.

We will also covenant to use our commercially reasonable efforts, consistent with the terms and provisions of the declaration of the El Paso Trust, to cause the trust to remain classified as a grantor trust and not taxable as a corporation for United States federal income tax purposes.

  Definitions

     The following are definitions of some terms used in the above covenant descriptions:

          "Consolidated net tangible assets" means, at any date of determination, the total amount of assets after deducting (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

          "Debt" means any obligation created or assumed by any person to repay money borrowed and any purchase money obligation created or assumed by such person.

          "Funded debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

          "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

          "Permitted liens" means (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;
     (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are
     (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

          "Principal property" means (a) any pipeline assets owned by us or by any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion our board of directors, is not material in relation to our activities and our subsidiaries as a whole.

          "Restricted subsidiary" means any of our subsidiaries owning or leasing any principal property.

          "Sale-leaseback transaction" means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

     If the El Paso Trusts issue trust preferred securities and we issue subordinated debt securities to the trust or a trustee in connection with the issuance of the trust preferred securities and (1) an event of default as defined in this document has occurred, (2) we are in default with respect to our payment of any obligations under the related trust guarantee or the guarantee of the trust common securities or (3) we have given notice of our election to defer payments of interest on these subordinated debt securities by extending the interest payment period as provided in the indenture governing these subordinated debt securities, and this interest payment period, or any extension of this interest payment period, is continuing, we will be subject to restrictions regarding

     - the declaration of payment of dividends on, and the making of guarantee payments with respect to, any of our capital stock; and

     - the making of any payment of interest, principal or premium, if any, on or the repayment, repurchase or redemption of debt securities including guarantees issued by us which rank equally with or junior to these subordinated debt securities.

     These restrictions will be described in more detail in the prospectus supplement relating to these subordinated debt securities.

     If the El Paso Trusts issue trust preferred securities and we issue subordinated debt securities to the trust or a trustee in connection with the issuance of the trust preferred securities, for so long as the trust preferred securities remain outstanding, we will covenant in the declaration of the trusts, the related guarantees or the indenture governing these subordinated debt securities:

     - To directly or indirectly maintain 100% ownership of the common securities of each trust; provided, however, that any permitted successor under the indenture governing the subordinated debt securities may succeed to our ownership of the trust common securities; and

      - Not to voluntarily terminate, wind-up or liquidate either El Paso Capital Trust II or El Paso Capital Trust III, as the case may be, except in connection with

           - the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of either trust;

           - the redemption of all trust preferred securities of either trust;
             or

           - mergers, consolidations or amalgamations permitted by the declaration of either trust.

     We will also covenant to use our commercially reasonable efforts, consistent with the terms and provisions of the declaration of either trust, to cause each trust to remain classified as a grantor trust and not taxable as a corporation for U.S. federal income tax purposes.

PAYMENT AND TRANSFER

     Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by check mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

     We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (DTC) acts as depositary.

     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

     - we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

     - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock

Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DEFEASANCE

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

GOVERNING LAW

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

                          DESCRIPTION OF CAPITAL STOCK

     The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (1) our Restated Certificate of Incorporation, as amended (the "charter"), and the Amended and Restated Shareholder Rights Agreement, dated as of January 20, 1999, between us and Fleet National Bank c/o EquiServe, as rights agent (the "shareholder rights agreement"), copies of which are available upon request to El Paso, and (2) the certificate of designation relating to each series of preferred stock, which will be filed with the SEC at, or prior to, the time of the offering of such series of preferred stock.

GENERAL

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. As of March 16, 2001, there were 508,892,767 shares of common stock and 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock issued and outstanding.

COMMON STOCK

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are, and the common stock offered by this offering circular will be, fully paid and nonassessable upon issuance against full payment of the purchase price.

     Fleet National Bank c/o EquiServe is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock and to divide the preferred stock into one or more series. The Board may fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The description of preferred stock set forth below does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of preferred stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series. The certificate of designation relating to each series will specify the terms of the preferred stock as follows:

     - The maximum number of shares to constitute each series and the distinctive designation of the shares;

     - The annual dividend rate, if any, on shares of each series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

     - The purchase price and terms of conditions of the shares of each series, including the time during which shares of each series may be redeemed and any accumulated dividends that the holders of shares of each series shall be entitled to receive upon the redemption of the shares;

     - The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of each series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of El Paso;

     - Whether or not the shares of each series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

     - The terms and conditions, if any, on which the shares of each series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of our capital stock, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - The voting rights, if any, on the shares of each series; and

     - Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions on each series.

     As of the date of this offering circular, 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock are outstanding. Pursuant to the shareholder rights agreement, our board of directors has designated 7,500,000 shares of Series A preferred stock. A summary description of each of the shareholder rights agreement, the Series A preferred stock and the Series B Mandatorily Convertible Single Reset Preferred Stock is set forth below. You should refer to the full text of the shareholder rights agreement and the certificate of designation for each series of preferred stock for more complete descriptions.

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, the board of directors of El Paso Natural Gas Company, our predecessor ("EPG"), declared a dividend distribution of one preferred stock purchase right (an "EPG right") for each share of EPG's common stock par value $3.00 per share, then outstanding. In July 1997, EPG's board amended EPG's shareholder rights agreement pursuant to which the EPG rights were issued. All shares of EPG common stock issued subsequent to July 1992 also included these EPG rights. In connection with the holding company reorganization effected as of August 1, 1998, each one-half EPG right then associated with each outstanding share of EPG common stock was converted into one preferred stock purchase right (a "right") associated with each share of our common stock. All shares of our common stock issued after August 1, 1998 will also include a right. Under conditions specified in the shareholder rights agreement, each right may be exercised to purchase from us one two-hundredths of a share of a series of our preferred stock, designated as Series A junior participating preferred stock, par value $.01 per share (the "Series A preferred stock"), at a price of $75 per one two-hundredths of a share, subject to adjustment. In January 1999, the shareholder rights agreement was amended and restated.

     Our charter provides that the holders of a whole share of Series A preferred stock are entitled to 200 votes per share on all matters submitted to a vote of our stockholders subject to adjustment. In addition, during any period that dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividend payments, the holders of Series A preferred stock will have the right to vote together as a class to elect two of our directors.

     The rights will separate from the common stock and will become exercisable on the earlier of (1) the first date of the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the voting power of all of our outstanding voting securities and (2) 10 business days (or such later date as the board may determine) after the commencement of, or announcement of an intention to commence, a tender or exchange offer, that would result in a person or group beneficially owning 15% or more of our voting securities. If, after the rights become exercisable, we are involved in a merger or other business combination transaction in which our common stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each holder of a right will have the right to purchase at the right's then-current exercise price, common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. If a person becomes the beneficial owner of securities having 15% or more of the voting power of all of our then-outstanding voting securities (except pursuant to a "permitted offer"), or if, during any period of such ownership, there shall be any reclassification of securities or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of our equity securities or any of our subsidiaries which is directly or indirectly owned by such person, then for the next 60 days each right not owned by such person will entitle the holder of the right to purchase, at the right's then-current exercise price, shares of common stock or, in the discretion of the board, the number of one two-hundredths of a shares of series A preferred stock (or in circumstances specified in the shareholder rights agreement, other of our equity securities with at least the same economic value as the common stock) having a market value of twice the right's then-current exercise price. The rights, which have no voting rights, expire no later than 5:00 p.m., New York time on July 7, 2002. A "permitted offer" is a tender or exchange offer for all outstanding shares of common stock which is at a price and on terms determined, prior to the purchase of shares in such offer, by a majority of the disinterested directors to be adequate and otherwise in the best interests of us and our stockholders (other than the person and its affiliates making the offer), taking into account all factors that such disinterested directors deem relevant. "Disinterested directors" are directors who are neither our officers nor the officers an acquiring company or affiliate, associate or representative of such a company, or a person directly or indirectly proposed or nominated as director by a transaction person (as defined in the shareholder rights agreement). We may redeem the rights under circumstances specified in the shareholder rights agreement, prior to their expiration date at a purchase price of $.01 per right. It is possible that the existence of the rights may have the effect of delaying, deterring or preventing our takeover.

     Each share of our common stock issued upon conversion of the debentures will include a right issued under the shareholder rights agreement.

EL PASO SERIES B MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK

     In March 2000, we issued 200,000 shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock having an initial aggregate liquidation preference of $1,000,000,000 in connection with the issuance by Limestone Electron Trust and Limestone Electron, Inc. of $1,000,000,000 aggregate principal amount of notes (the "Limestone Notes"). The shares of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock were deposited under a share trust agreement into a trust established for the benefit of the holders of the Limestone Notes. We are the beneficial owner of the trust. The preferred shares are to be sold by the trust only if:

     - the Limestone Notes are accelerated as a result of an event of default, including, in addition to various defaults under the documentation relating to the transactions pursuant to which the Limestone Notes were issued, payment defaults by El Paso under debt obligations specified in the documentation relating to the transactions;

     - the funds necessary to pay the Limestone Notes upon maturity are not timely deposited; or

     - our credit ratings fall below investment grade and our common stock price for ten consecutive trading days falls below $27.07, subject to certain adjustments.

     The date that the preferred shares are sold by the trust, or under certain circumstances the date of a failed remarketing of the preferred shares, is the "Rate Reset Date," and the market price of El Paso common stock on the day such sale is priced or the date of such failed remarketing is the "Reset Price," which price is subject to certain antidilution adjustments. If the Limestone Notes, which mature on March 15, 2003, are timely repaid in full, we expect the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be retired and canceled.

     No dividends are payable on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock prior to the Rate Reset Date. After the Rate Reset Date, dividends are payable at a rate equal to 7% per annum plus an amount which is intended to approximate the dividend yield on the El Paso common stock as of the Rate Reset Date. Such dividends are payable quarterly in arrears and are cumulative. The amount payable on shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock and the El Paso Series A Participating Junior Preferred Stock. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock is not redeemable after the Rate Reset Date.

     After the Rate Reset Date and prior to the date on which the El Paso Series B Mandatorily Convertible Single Reset preferred Stock automatically convert into shares of El Paso common stock, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be entitled to convert the preferred shares into El Paso common stock based on a conversion price of 110% of the Reset Price. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be converted automatically into El Paso common stock on the later to occur of the third anniversary of the Rate Reset Date and March 15, 2006, and holders will also be entitled to receive cash equal to all accrued dividends. The number of shares of El Paso common stock issuable per share of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock upon automatic conversion will equal the quotient of $5,000 divided by a conversion price which will be between 100% to 110% of the Reset Price, depending on the market price of El Paso common stock at the time of automatic conversion.

     The holders of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock generally have no voting rights except as may be required by statute, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority thereof to effect:

     - an amendment to El Paso's certificate of incorporation that would adversely affect the powers, rights or preferences of the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock;

     - the authorization or issuance of capital stock ranking senior to the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock; or

     - the merger or consolidation of El Paso in which holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock do not receive or continue to hold a similar interest in the surviving entity, subject to certain exceptions.

     If full cumulative dividends on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock are not paid for six consecutive quarters, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock (together with the holders of any other series of capital stock, including the Series A preferred stock, that are entitled to elect directors as a result of dividend arrearages) will have the right to elect two directors to El Paso's Board of Directors until all dividend arrearages have been paid. If we fail to pay dividends when due on El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, we are prohibited from paying dividends on prior stock, including El Paso common stock and Series A preferred stock, and we and our subsidiaries are prohibited from redeeming or acquiring junior stock, including El Paso common stock and Series A preferred stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

EL PASO'S RESTATED CERTIFICATE OF INCORPORATION

     Our charter contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or other business transactions, including the issuance of our stock ("business combinations"). Our charter requires the affirmative vote of 51% or more of our voting stock, excluding any voting stock held by an interested stockholder (defined in our charter as any person who owns 10% or more of the voting stock and specifically defined affiliates), with respect to all business combinations involving the interested stockholder, unless directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote that (1) the proposed consideration meets specified minimum price criteria, or (2)(A) the interested stockholder holds 80% or more of the voting stock and (B) the interested stockholder has not received (other than proportionately as a stockholder) the benefit of any financial assistance from us, whether in anticipation of or in connection with such business combination. To meet the minimum price criteria, all stockholders must receive consideration or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. Our charter also requires the dissemination to stockholders of a proxy or information statement describing the business combination.

     Our charter also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of our charter to repeal or alter the above provisions without the affirmative vote of 51% of our voting stock, excluding voting stock held by any interested stockholder.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each trust may issue in one or more offerings only one series of trust preferred securities having terms described in the applicable prospectus supplement. The declaration of each trust authorizes the administrative trustees to issue on behalf of that trust one series of trust preferred securities. The declaration of each trust, as amended in connection with the trust's sale of trust preferred securities, will be qualified as an indenture under the Trust Indenture Act.

     The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as are set forth in the declaration, as amended in connection with the trust's sale of trust preferred securities or made part of the declaration by the Trust Indenture Act. You should refer to the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by each trust;

     - the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which the distributions are payable;

     - the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

     - the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust;

     - the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of trust preferred securities;

     - provisions regarding convertibility or exchangeability of the trust preferred securities for our capital stock or debt securities;

     - if applicable, any securities exchange upon which the trust preferred securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of the trust or with applicable law.

     We will guarantee all trust preferred securities offered to the limited extent set forth below under "Description of the Trust Preferred Securities Guarantees."

     Any U.S. federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The declaration of each trust authorizes the administrative trustees of the trust to issue on behalf of the trust one series of trust common securities. The amended and restated declaration of the trust will set forth the terms of the trust common securities, including terms regarding distributions, redemption, voting, liquidation rights and any restrictions. The terms of the trust common securities issued by each trust will be substantially identical to the terms of the trust preferred securities issued by the trust. The trust common securities will rank equally, and payments will be made on the trust common securities pro rata, with the trust preferred securities. However, upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in the limited circumstances to be described in the amended and restated declaration, the trust common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. All of the trust common securities of each trust will be directly or indirectly owned by us.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     A summary of information concerning the trust guarantees which we will execute and deliver from time to time for the benefit of the holders of the trust preferred securities is set forth below. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as the trust guarantee trustee, or indenture trustee, under each trust guarantee. The terms of each trust guarantee will be those set forth in that trust guarantee and those made part of that trust guarantee by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities guarantees. You should refer to the provisions of the form of trust guarantee and the Trust Indenture Act for a more complete discussion. We have filed the form of trust guarantee as an exhibit to the registration statement of which this prospectus is a part. Each trust guarantee will be held by the trust guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

     Under each trust guarantee, we will irrevocably and unconditionally agree, to the extent set forth in each applicable trust guarantee, to pay the trust guarantee payments described below in full to the holders of the trust preferred securities issued by a trust, in the event they are not paid by or on behalf of the applicable trust when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert.

     The following payments (the trust guarantee payments) with respect to trust preferred securities of any trust not paid by the trust when due, will be subject to the related trust guarantee:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that trust will have funds legally and immediately available for payment;

     - the redemption price of any trust preferred securities called for redemption by that trust, including all accrued and unpaid distributions to the date of redemption, to the extent that trust has funds available for payment; and

     - upon dissolution, winding-up or termination of that trust (other than in connection with the distribution of the assets of the trust to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

          (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent that trust has funds available for payment and

          (b) the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities in liquidation of the trust.

     Our obligation to make a trust guarantee payment will be satisfied by our direct payment of the required amounts to the holders of the applicable trust preferred securities or by causing the applicable trust to pay the required amounts to the holders.

     Each trust guarantee will be a full and unconditional guarantee with respect to the applicable trust preferred securities, but will not apply to any payment of distributions when the applicable trust does not have funds "legally and immediately" available for payment. If we do not make interest payments on the subordinated debt securities purchased by a trust, that trust will not pay distributions on the trust preferred securities issued by it and will not have funds "legally and immediately" available for such payment. See "Description of the Debt Securities -- Covenants" included in this prospectus.

     We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the trust common securities (the trust common securities guarantees) to the same extent as the trust guarantees, except that upon an event of default under the subordinated indenture relating to the subordinated debt securities purchased by that trust, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

COVENANTS

     In each trust guarantee, we will covenant that, so long as any trust preferred securities remain outstanding, if any event that would constitute an event of default under the trust guarantee or the declaration of the applicable trust occurs, then we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of our capital stock, with the following exceptions:

     - purchases or acquisitions of shares of our common stock in connection with our obligations under our employee benefit plans,

     - purchases or acquisitions of shares of our common stock in connection with our obligations under any contract or security requiring us to purchase shares of our common stock or,

     - the purchase of fractional interests in shares of our capital stock as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or make any guarantee payments with respect to the foregoing.

     Additionally, we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to the subordinated debt securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities of the applicable trust. The manner of obtaining this approval of holders of the trust preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each trust guarantee will terminate as to the trust preferred securities of the applicable trust upon the first to occur of:

     - full payment of the redemption price of all trust preferred securities of the applicable trust;

     - distribution of the assets of the trust to the holders of the trust preferred securities of the applicable trust; and

     - full payment of the amounts payable upon liquidation of the trust in accordance with the declaration of the trust.

     Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

EVENTS OF DEFAULT

     An event of default under a trust guarantee will occur upon our failure to perform any of our payment or other obligations under that trust guarantee.

     The holders of a majority in liquidation amount of the trust preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the trust guarantee trustee under the trust preferred securities guarantee. If the trust guarantee trustee fails to enforce the trust guarantee, any holder of trust preferred securities relating to the trust guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee's rights under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the trust guarantee trustee or any other person or entity. However, if we have failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

STATUS OF THE TRUST GUARANTEES

     The trust guarantees will constitute our unsecured obligations and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, except those obligations or liabilities made equal in priority or subordinate by their terms;

     - equally with the most senior preferred or preference stock that we may issue and with any guarantee that we may enter into in respect of any preferred or preference stock of any our affiliates; and

     - senior to our common stock.

     The terms of the trust preferred securities provide that each holder of trust preferred securities of the applicable trust, by acceptance of the securities, agrees to the subordination provisions and other terms of the trust guarantee relating to the applicable trust preferred securities.

     The trust guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     Prior to the occurrence of a default with respect to a trust guarantee and after the curing or waiving of all events of default with respect to that trust guarantee, the trust guarantee trustee undertakes to perform only those duties as are specifically set forth in that trust guarantee. In case an event of default has occurred and has not been cured or waived, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the trust guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

     We and our affiliates may, from time to time, maintain a banking relationship with the trust guarantee trustee.

GOVERNING LAW

     The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     As long as we make payments of interest and other payments when due on the subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation preference of the trust securities;

     - the interest rate and interest and other payment dates of the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we will pay any and all costs, expenses and liabilities of the trusts, except the trusts' obligations to holders of its trust preferred securities under the terms of such trust preferred securities; and

     - the declaration of each trust prohibits the trust from engaging in any activity that is not consistent with the limited purposes of the trust.

     We irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities of a trust, to the extent the trust has funds available for the payment of such distributions as described in "Description of Trust Guarantees" in this prospectus. Taken together, our obligations under the subordinated debt securities, the subordinated indenture, the declarations of the trusts and the trust guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the trust's obligations under its trust preferred securities. If we do not make payments on the subordinated debt securities, the trusts will not pay distributions or other amounts due on the trust preferred securities. The trust guarantees do not cover payment of distributions when the applicable trust does not have sufficient funds to pay the distributions. In this event, the remedies of a holder of the trust preferred securities of the trust are described in this prospectus under "Description of the Trust Guarantees -- Events of Default." Our obligations under the trust guarantees are unsecured and are subordinate and junior in right of payment to all of our other liabilities.

     Notwithstanding anything to the contrary in the subordinated indenture and to the extent set forth in the subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the subordinated indenture with and to the extent we have made, or are concurrently on the date of such payment making, a payment under a trust guarantee.

     A holder of trust preferred securities of a trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee without first instituting a legal proceeding against the trust guarantee trustee, the trust or any other person or entity.

     The trust preferred securities of a trust evidence a beneficial interest in the trust. The trusts exist for the sole purpose of issuing the trust securities and investing the proceeds in subordinated debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of subordinated debt securities is that a holder of subordinated debt securities is entitled to receive from us the principal amount of and interest accrued on subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from us under the trust guarantee, if and to the extent the trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the subordinated debt securities, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustees of a trust, as holder of the subordinated debt securities of the trust, would be a subordinated creditor of us, subordinated in right of payment to all of our senior debt, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the trust guarantees and we have agreed to pay for all costs, expenses and liabilities of the trusts other than the trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of subordinated debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

     A default or event of default under any of our senior debt will not constitute a default or event of default under the subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the subordinated indenture provide that no payments may be made on the subordinated debt securities until our senior debt has been paid in full or any payment default under our senior debt has been cured or waived. Our failure to make required payments on a series of subordinated debt securities would constitute an event of default under the subordinated indenture.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

     We may designate agents to solicit offers to purchase our securities.

     - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use one or more underwriters in the offer or sale of our securities.

     - If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, El Paso in the ordinary course of business.

     Other than common stock, all securities offered will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us or any El Paso Trust for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is listed and traded on the NYSE and PSE. Any common stock sold by this prospectus will be listed for trading on the NYSE, subject to official notice of issuance. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

                                 LEGAL MATTERS

     The validity of the common stock, preferred stock, senior debt securities, subordinated debt securities and trust guarantees will be passed upon for El Paso and the El Paso Trusts by Andrews & Kurth L.L.P., Houston, Texas. The validity of the trust preferred securities under Delaware Law will be passed upon for the El Paso Trusts by Potter Anderson & Corroon LLP. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from the 2000 Annual Report on Form 10-K, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited supplemental combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K dated March 23, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K dated March 23, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K dated March 23, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

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                                  $500,000,000

                              EL PASO CORPORATION
                     7.0% SENIOR NOTES DUE MAY 15, 2011

                           [EL PASO CORPORATION LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                  MAY 9, 2001

                                  ------------

                              SALOMON SMITH BARNEY

                                  BNP PARIBAS

                           BNY CAPITAL MARKETS, INC.

                                 TD SECURITIES

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